SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERVOICE, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-1927578 (I.R.S. Employer Identification No.)

17811 Waterview Parkway Dallas, Texas (Address of Principal Executive Offices)	75252 (Zip Code)

INTERVOICE, INC. 2005 STOCK INCENTIVE PLAN
(Full title of the Plan)

Copy to:
Office of the General Counsel Intervoice, Inc. 17811 Waterview Parkway Dallas, Texas 75252 (Name and address of agent for service)	David E. Morrison, Esq. Fulbright & Jaworski L.L.P. 2200 Ross Avenue Suite 2800 Dallas, TX 75201 (214) 855-8000
(972) 454-8708
(Telephone number, including
area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed Maximum	Amount
Securities	Amount	Maximum	Aggregate	of
to be	to be	Offering Price	Offering	Registration
Registered (1)	Registered (2)	per Share (3)	Price (3)	Fee
Common Stock, no par value per share	4,077,500 shares	$7.97	$32,497,675	$3,478

(1)	This registration statement also covers an equal number of Preferred Share Purchase Rights issuable pursuant to Intervoice, Inc.’s Rights Agreement, which rights will be transferable only with related shares of Common Stock.

(2)	Pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(3)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices for the Common Stock ($7.97) as reported on the NASDAQ National Market on December 27, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registration Information and Employee Plan Annual Information.*
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005;
(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended May 31, 2005 and August 31, 2005; and
(c) The Company’s Reports on Form 8-K filed on

December 21, 2005	(date of event: December 20, 2005)
November 18, 2005	(date of event: November 18, 2005),
September 22, 2005	(date of event: September 21, 2005),
August 22, 2005	(date of event: August 16, 2005),
July 19, 2005	(date of event: July 13, 2005),

June 21, 2005	(date of event: June 15, 2005),
June 3, 2005	(date of event: May 27, 2005),
June 2, 2005	(date of event: June 1, 2005),
May 31, 2005	(date of event: May 24, 2005),
April 28, 2005	(date of event: April 22, 2005),
April 8, 2005	(date of event: April 4, 2005),
April 6, 2005	(date of event: April 5, 2005),
March 28, 2005	(date of event: March 22, 2005),
(d) The description of the Common Stock contained in the Registration Statement on Form 8-A of the Company heretofore filed by the Company with the Commission, including any amendment or report filed for the purpose of updating such description.
In addition, all documents filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Article 2.02-1 of the Texas Business Corporation Act (“Article 2.02-1 of the TBCA”) provides broad authority for Texas corporations to indemnify their directors and officers under certain conditions and subject to certain limitations and requires such indemnification in certain circumstances. Article 8 of the Company’s Third Restated Bylaws, which Bylaws are filed as an Exhibit to this registration statement, provide for the indemnification of current and former directors and officers of the Company to the extent permitted by Article 2.02-1 of the TBCA, and the Company’s Articles of Incorporation do not restrict the circumstances under which the Company is permitted or required to provide such indemnification, by insurance or otherwise.
Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act permits shareholders of a Texas corporation to amend its articles of incorporation to provide that directors of the corporation are not liable to the corporation or its shareholders for monetary damages for an act or omission in the directors’ capacity as directors, but such an amendment cannot eliminate or limit the liability of a director for certain types of acts or omissions set forth in Article 1302-7.06. Article Thirteen of the Company’s Restated Articles of Incorporation eliminates the liability of the Company’s directors for monetary damages to the Company and its shareholders to the extent permitted by Article 1302-7.06.

The foregoing summaries are necessarily subject to the complete text of the statute, bylaw and charter provisions referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement:
4.1 Intervoice, Inc. 2005 Stock Incentive Plan (filed as Exhibit 10.1 to Current Report on Form 8-K filed on June 3, 2005 and incorporated herein by reference).
5.1 Opinion of Fulbright & Jaworski L.L.P., regarding 4,077,500 shares of Common Stock.
23.1 Consent of independent registered public accounting firm.
23.2 Consent of counsel (included in the opinion of Fulbright & Jaworksi L.L.P., filed herewith as Exhibit 5.1).
99.1 Third Restated Bylaws of the Registrant, as currently in effect (filed as Exhibit 3.4 to the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2004 and incorporated herein by reference).
Item 9. Undertakings.
The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities:
That in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 28th day of December, 2005.

INTERVOICE, INC. (Registrant)
By:	/s/ Robert E. Ritchey
Robert E. Ritchey
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. The undersigned persons hereby constitute and appoint Robert E. Ritchey and Craig E. Holmes, or either of them, as our true and lawful attorneys-in-fact with full power to execute in our name and on our behalf in the capacities indicated below any and all amendments to this Registration Statement to be filed with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gerald F. Montry

Gerald F. Montry	Chairman of the Board of Directors	December 28, 2005

/s/ Robert E. Ritchey

Robert E. Ritchey	President and Chief Executive Officer	December 28, 2005

/s/ Craig E. Holmes

Craig E. Holmes	Executive Vice President and Chief	December 28, 2005
Financial Officer
(Principal Financial Officer)

/s/Mark C. Falkenberg

Mark C. Falkenberg	Chief Accounting Officer	December 28, 2005
(Principal Accounting Officer)

/s/ Joseph J. Pietropaolo

Joseph J. Pietropaolo	Director	December 28, 2005

/s/ George C. Platt

George C. Platt	Director	December 28, 2005

Signature	Title	Date

/s/ Jack P. Reily

Jack P. Reily	Director	December 28, 2005

/s/ Saj-nicole A. Joni

Saj-nicole A. Joni	Director	December 28, 2005

/s/ Donald B. Reed

Donald B. Reed	Director	December 28, 2005

INDEX TO EXHIBITS

EXHIBIT
NUMBER	EXHIBIT

4.1	Intervoice, Inc. 2005 Stock Incentive Plan (filed as Exhibit 10.1 to Current Report on Form 8-K filed on June 3, 2005 and incorporated herein by reference).

5.1	Opinion of Fulbright & Jaworski L.L.P., regarding 4,077,500 shares of Common Stock.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of counsel (included in the opinion of Fulbright & Jaworski L.L.P., filed herewith as Exhibit 5.1).

99.1	Third Restated Bylaws of the Registrant, as currently in effect (filed as Exhibit 3.4 to the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2004 and incorporated herein by reference).